Exhibit 99.1

Agrify Receives Nasdaq Staff Determination of Non-Compliance with Listing Rule 5250(c)(1)

TROY, Mich., October 20, 2023 (GLOBE NEWSWIRE) -- Agrify Corporation (Nasdaq: AGFY) (“Agrify”), a leading provider of innovative cultivation and extraction solutions for the cannabis industry, today announced that on October 17, 2023 it received a letter from the Listing Qualifications Department (the “Listing Department”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying Agrify that Nasdaq has initiated a process that could result in the delisting of Agrify’s securities from Nasdaq as a result of Agrify not being in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The Staff Determination has no immediate effect and will not immediately result in the suspension of trading or delisting of Agrify’s shares of common stock.

Agrify intends to timely request a hearing before a Nasdaq Hearings Panel (the “Panel”). The hearing request will automatically stay any suspension or delisting action for an additional 15 calendar days following the date of the request; however, Nasdaq has a procedure to request an extension of the stay through the hearing date and the expiration of any extension period granted by the Panel following the hearing. In connection with the hearing request, Agrify will request that the stay be extended through the hearing and the expiration of any additional extension period granted by the Panel following the hearing. In that regard, pursuant to the Nasdaq Listing Rules, the Panel may grant an additional extension period. However, there can be no assurance that the Panel will grant Agrify an additional extension, or that the Panel will grant Agrify’s request for an extended stay, or that Agrify will be able to regain compliance by the end of any additional extension period.

The Staff Determination was issued because Agrify has not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023 (collectively, the “Delinquent Reports”) by the Extension Deadline (defined below).

As disclosed in the Current Report on Form 8-K filed by Agrify on April 17, 2023, Agrify’s audit committee concluded that, as a result of errors in the accounting for warrants previously issued by Agrify, it was appropriate to restate Agrify’s previously issued unaudited condensed consolidated financial statements as of and for the fiscal periods ended March 31, 2022, June 30, 2022 and September 30, 2022 in amended quarterly reports for the affected periods. Agrify filed amended Forms 10-Q on October 2, 2023 with the required restated financial statements. However, given the scope of the process for preparing the amended quarterly reports, Agrify was unable to complete and file the Delinquent Reports by their respective due dates.

Nasdaq had granted Agrify a period of 180 calendar days from the prescribed due date of the Second Quarter Form 10-Q, or until October 16, 2023 (the “Extension Deadline”), to file the Delinquent Reports to regain compliance with the Listing Rule. Agrify previously disclosed the delay in and circumstances behind the late filing of each of the Delinquent Reports in Notifications of Late Filing on Form 12b-25, filed with the SEC on March 31, 2023, May 15, 2023 and August 21, 2023, respectively.

Agrify intends to complete the Delinquent Reports, after which the financial statements contained in the Delinquent Reports will be subject to audit and/or review by Agrify’s independent registered public accounting firm. Following completion of the audit or review, as applicable, of the Delinquent Reports, Agrify plans to file the Delinquent Reports. There can be no assurance that Agrify will be able to file the Delinquent Reports within the extension period granted by the Panel, if any.

About Agrify (Nasdaq: AGFY)

Agrify is a leading provider of innovative cultivation and extraction solutions for the cannabis industry, bringing data, science, and technology to the forefront of the market. Our proprietary micro-environment-controlled Vertical Farming Units (VFUs) enable cultivators to produce the highest quality products with unmatched consistency, yield, and ROI at scale. Our comprehensive extraction product line, which includes hydrocarbon, ethanol, solventless, post-processing, and lab equipment, empowers producers to maximize the quantity and quality of extract required for premium concentrates. For more information, please visit Agrify at http://www.agrify.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements including, without limitation, statements relating to the filing of the Delinquent Reports and Agrify’s ability to regain compliance with the Nasdaq continued listing standards and Agrify’s intention to request a hearing before the Panel and to request a stay of any trading suspension or delisting action. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. Agrify has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in Agrify’s Annual Report on Form 10-K filed for the year ended December 31, 2021 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts

Investor Relations and Media Inquiries

Caitlin Moakley Bricker
Chief of Staff
caitlin.moakley@agrify.com
(617) 733-0584